Paycom Promotes Amy Walker to Lead Sales

OKLAHOMA CITY (April 2, 2024) — Paycom Software, Inc. (NYSE: PAYC) (“Paycom”), a leading provider of comprehensive, cloud-based human capital management software, announced today that Amy Walker, a nearly 14-year Paycom veteran who has overseen its outside sales team as Executive Vice President of Outside Sales since November 2023, will expand her role to now include emerging markets and client relations. As Executive Vice President of Sales, Walker replaces Holly Faurot who is transitioning from Paycom’s Chief Sales Officer to a consulting role for the company, where she will focus on client success.

“Amy has been a top sales representative, manager and regional vice president,” said Chad Richison, Co-CEO, President and Chairman. “She has been leading the outside sales organization since November of 2023 and the results since she has taken over have been impressive. I am excited to see what she will do in her new role as she leads our sales organization. She’s the ideal leader to continue growing our sales talent to drive Paycom’s growth and long-term stockholder value.”

Walker started as a sales representative in Paycom’s St. Louis office and quickly rose through the ranks in the sales organization. She opened and managed several sales offices and regions prior to her role as Executive Vice President of Outside Sales.

“I am incredibly thankful to have the opportunity to lead our sales organization and build on our momentum,” said Walker. “Paycom’s differentiated, world-class solutions are changing the way businesses and employees operate. I am honored to lead our sales organization as we continue to show businesses how our solutions create more value and ROI than any other HCM product on the market today.”

About Paycom

For 25 years, Paycom Software, Inc. (NYSE:PAYC) has simplified businesses and the lives of their employees through easy-to-use HR and payroll technology to empower transparency through direct access to their data. And thanks to its industry-first solution, Beti®, employees now do their own payroll and are guided to find and fix costly errors before payroll submission. From onboarding and benefits enrollment to talent management and more, Paycom’s software streamlines processes, drives efficiencies and gives employees power over their own HR information, all in a single app. Recognized nationally for its technology and workplace culture, Paycom can now serve businesses of all sizes in the U.S. and internationally.

Media Contact:

Jason Bodin

1-800-580-4505

media@paycom.com